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                                                                    EXHIBIT 10.9


                           SEVENTH AMENDMENT TO LEASE

         THIS AGREEMENT made this 16th day of July, 1998 by and between KGE Associates, L.P., a partnership hereinafter referred to as "Landlord" and Telemate Software, a Georgia Corporation hereinafter referred to as "Tenant".

         WHEREAS, the parties hereto made and entered into a Lease Agreement dated January 28, 1992 and as amended June 11, 1993, June 22, 1994, March 30, 1995, June 14, 1996, July 26, 1996 and August 2, 1996; for certain premises (hereinafter referred to as the "Premises") situated at Perimeter Crest Office Park, 4250 Perimeter Park South, Suite 200, Atlanta, Georgia 30341; and

         NOW, THEREFORE, in consideration of the mutual promises given one to the other, the parties hereto intending to be legally bound, do hereby covenant and agree as follows:

1.       PREMISES.

         The Premises currently being leased by Tenant under the Lease is 28,218 square feet.

2.       EXPANSION SPACE.

         a. The Premises shall be expanded to include an additional 1,136 square feet. "Commencement Date" means the earlier of (i) Landlord's delivery of possession of the "Expansion Space" to Tenant, or (ii) September 15, 1998. If by the Commencement Date Landlord has not substantially completed the improvements to the Expansion Premises required to be made by Landlord pursuant to Exhibit "A" attached hereto and made a part hereof or if Landlord, for any reason whatsoever cannot deliver possession of the Expansion Premises to Tenant by the Commencement Date, then the Commencement Date shall be postponed (and rent herein provided, pro-rata to the Expansion Premises, shall not commence) until the earlier of either (i) the date of actual occupancy of the Expansion Premises by Tenant or (ii) the date immediately following the day Landlord has achieved substantial completion of such improvements.

         b. If, and to the extent, Landlord's substantial completion of the improvements to the Expansion Premises pursuant to Exhibit "A" attached hereto is delayed due to any act or omission of Tenant or anyone acting under or for Tenant (any such delay being hereinafter referred to as "Tenant's Delay"), then the Commencement Date shall be the date specified above, subject to adjustment as provided therein, but without extension as a result of Tenant's Delay; provided that from the Commencement Date, as so determined, until the earlier of (i) the date of actual occupancy of the Expansion Premises by Tenant or (ii) the date immediately following the date Landlord should have achieved substantial completion of such improvements but for Tenant's Delay, Tenant's obligations under this Lease shall be to the payment of any and all Rent due hereunder.

         c. Within five (5) days of written request by Landlord, Tenant agrees to execute and deliver to Landlord a Letter Agreement As To Term and Premises pursuant to Exhibit "B" attached hereto and made a part hereof, setting forth the exact Commencement Date of the Expansion and stating



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         that all tenant improvements to be constructed by Landlord have been substantially completed, subject to any outstanding punch-list items.

3.       ALTERATIONS AND IMPROVEMENTS.

         a. Landlord will make available a Tenant Improvement Allowance ("Landlord's Tenant Improvement Allowance") of $14.00 per square foot of Expansion Space. Included as part of the "Tenant Improvement Allowance" shall be a construction management fee in the amount of five percent (5%) of the actual improvement cost, and all costs associated with architectural drawings. The design and construction of the Tenant Improvements shall be in accordance with working drawings to be approved by Landlord and Tenant prior to commencement of construction. The Premises will be prepared in accordance with Exhibit "A" attached hereto and by this reference made a part hereof ("Landlord's Construction"). Landlord shall have such work performed promptly, diligently and in a good and workmanlike manner.

         b. Upon the substantial completion of Landlord's Construction, Tenant shall inspect the Premises and identify "punch list" items for Tenant's final acceptance. "Substantial Completion" means the Premise is reasonably satisfactory for acceptance and in accordance with the work depicted on Exhibit "A".

         c. Tenant may request substitutions, additional or extra work and/or materials over and above that required as depicted and described on Exhibit "A" hereof and/or under Tenant's approved Plans to be performed by Landlord, provided that the Extra Work, at Landlord's option, (i) shall not require the use of contractors or types of contractors other than those normally engaged by Landlord in the Building; (ii) shall not delay completion of Landlord's Construction or the Commencement Date;
         (iii) shall be practicable and consistent with existing physical conditions in the Building and with plans for the Building which have been filed with the applicable governmental authorities having jurisdiction thereover; (iv) shall not impair Landlord's ability to perform any of Landlord's obligations hereunder or under this Lease or any other Agreement with respect to space in the Building; (v) shall not affect any portion of the Building other than the Premises: and (v) any such work requested by Tenant and approved by Landlord, shall not cause Landlord's Construction to exceed the Tenant Improvement Allowance provided for herein. All Extra Work shall require the installation of new materials and shall be otherwise subject to Landlord's reasonable approval.

         d. In the event that Landlord's Construction, as depicted and described on Exhibit "A", does not exceed the Tenant Improvement Allowance of $14.00 per square foot of Expansion Space ($15,904.00) or Phase II Expansion Space ($56,322.00) defined in Paragraph III Subparagraph D of that certain Sixth Amendment To Lease dated August 2, 1996; Landlord acknowledges and agrees to allow Tenant to utilize any excess Tenant Improvement Allowance within the existing Premises or within the Additional Expansion Space described in Paragraph 6 herein; for improvements to the Premises. Tenant acknowledges and agrees that any such work to be performed pursuant to the herein defined excess Tenant Improvement Allowance, shall be subject to Landlord's reasonable approval and in the event Tenant does not utilize the excess Tenant Improvement Allowance prior to November 1, 1999; this obligation of the Landlord shall be null and void and of no further force or effect.



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4.       TERM.

         This Seventh Lease Amendment shall Commence on the Commencement Date as defined herein and terminate September 30, 2003.

5.       BASE RENTAL.

         Tenant agrees to pay base rental for the Premises (28,218 square feet) in accordance with the base rental schedules, and during the term, as defined in the Sixth Amendment To Lease; and for this Seventh Amendment, Tenant agrees to pay base rental for the Expansion Space (1,136 square feet) to Landlord during the term as defined in this Seventh Amendment To Lease, payable on or before the first day of each and every month, in advance, in accordance with the following schedule:

          Payment Periods                    Monthly Rent        Annual Base Rent         Base Rent/SF
          ---------------                    ------------        ----------------         ------------

         9/15/98 - 9/30/98                     $1,126.77            $13,521.24               $11.90
         10/1/98 - 9/30/99                     $1,166.21            $13,994.48               $12.32
         10/1/99 - 9/30/00                     $1,207.02            $14,484.29               $12.75
         10/1/00 - 9/30/01                     $1,249.27            $14,991.24               $13.20
         10/1/01 - 9/30/02                     $1,292.99            $15,515.93               $13.66
         10/1/02 - 9/30/03                     $1,338.25            $16,058.99               $14.14

6.       ADDITIONAL EXPANSION SPACE.

         a. Tenant will begin leasing 4,002 square feet on the second floor of Building 4250, as outlined on Exhibit "C", attached hereto and incorporated herein by reference. The term for the Additional Expansion Space shall be from October 1, 1998 through September 30, 2003.

         b. Tenant agrees to pay base rental for the Additional Expansion Space (4,002 square feet) to Landlord during the term as defined in this Seventh Amendment To Lease, payable on or before the first day of each and every month, in advance, in accordance with the following schedule:

          Payment Periods                    Monthly Rent        Annual Base Rent         Base Rent/SF
          ---------------                    ------------        ----------------         ------------

         10/1/98 - 9/30/99                     $4,108.72            $49,304.64               $12.32
         10/1/99 - 9/30/00                     $4,252.12            $51,025.50               $12.75
         10/1/00 - 9/30/01                     $4,402.20            $52,826.40               $13.20
         10/1/01 - 9/30/02                     $4,555.61            $54,667.32               $13.66
         10/1/02 - 9/30/03                     $4,715.69            $56,588.28               $14.14

         c. Landlord will make available a tenant improvement allowance ("Landlord's Tenant Improvement Allowance") of $14.00 per square foot of "Additional Expansion Space", in accordance with Paragraph 3 above. The design and construction of the Tenant Improvements shall be in accordance with working drawings to be approved by Landlord and Tenant prior to commencement of construction. The Premises will be prepared generally in accordance with the approved plans ("Landlord's Construction"). Landlord shall have such work performed promptly, diligently and in a good and workmanlike manner.



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7.       SIGNAGE.

         At Tenant's sole cost and expense and subject to Dekalb County Ordinances, Landlord shall approve signage as depicted on Exhibit "D", with the following signage specifications: one (1) single-faced 3' high x 7' wide internally illuminated sign cabinet with flat plastic facing with mixed translucent and opaque copy reading TELEMATE SOFTWARE coupled with the Company logo. Sign to be attached in accordance with that depicted on Exhibit "D". All necessary electrical connections shall be provided and paid for by Tenant, subject to Landlord's reasonable approval, as to the method and placement of electrical connections and hookups. The installation, maintenance and electrical fees associated with said signage herein approved shall be at Tenant's sole cost and expense. Foliage shall be maintained in front of the sign location at a level below the signage as part of normal landscape maintenance. In addition to the signage depicted on Exhibit "D", Landlord shall approve additional signage of building standard material and design to be placed consistent with other monument signage existing within Perimeter Crest Office Park. The content, design, materials, attachment, and location of additional signage shall be subject to Landlord's reasonable prior written approval.

         If requested in writing by Landlord, Tenant agrees to remove the approved signage at Tenant's expense upon the expiration or early termination of this Lease. Tenant shall repair all material damage caused by such removal of signage.

         By executing this Lease Amendment, Tenant agrees to maintain the signage in good repair and condition during the term of the Lease. In the event that Tenant does not keep the signage in good repair and condition, Landlord shall make such necessary repairs and Tenant will be obligated to reimburse Landlord as costs are incurred and bills are received by Landlord for any necessary repairs. Tenant shall make payments to Landlord within ten (10) days after receipt by Tenant of a statement therefore from Landlord.

         By executing this Lease Amendment, Tenant agrees that the failure to render full and complete payment, when due, for expenses associated with this Paragraph 6, shall constitute a default under the Lease.

8.       TEMPORARY STORAGE.

         Landlord agrees to provide approximately 300 square feet of "Temporary Storage" to Tenant at no cost or expense until January 1, 1999. Landlord and Tenant shall agree as to the location of the storage area and Tenant acknowledges and agrees that in the event that Landlord leases the Temporary Storage space, Tenant at Tenant's sole cost and expense, shall move the stored items to another location to be provided by Landlord.

         Unless modified herein, all other terms, provisions and covenants of the Lease Agreement dated January 28, 1992 and as amended June 11, 1993, June 22, 1994, March 30, 1995, June 14, 1996, July 26, 1996 and
         August 2, 1996 (the "Lease") shall remain in full force and effect. Landlord and Tenant do hereby ratify and confirm the Lease, as amended hereby. This Amendment shall be governed by and construed under the laws of the State of Georgia.



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         IN WITNESS WHEREOF, the parties herein have hereto set their hands and seals, in duplicate, the day and year first above written.


                                          "LANDLORD"

                                          KGE ASSOCIATES, L.P.

                                          By:  /s/ Elizabeth B. Hawkins
                                             -----------------------------------
                                             Secretary of G.P.

                                          Date Executed by Landlord:  7/17/98


                                          "TENANT"

                                          TELEMATE SOFTWARE

                                          By:  /s/ Richard L. Mauro
                                             -----------------------------------

                                                Its:  CEO/President
                                                    ----------------------------

                                          Date Executed by Tenant:  7/16/98

                                                     (CORPORATE SEAL)



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